UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2018

(Exact name of registrant as specified in its charter)

Delaware	0‑10967	36‑3161078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois		60631
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (708) 831‑7483

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On June 18, 2018, First Midwest Bancorp, Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Michael L. Scudder, Chairman of the Board of Directors, President and Chief Executive Officer of the Company and Chairman of the Board of Directors and Chief Executive Officer of First Midwest Bank, the Company’s principal subsidiary. The Company and Mr. Scudder also entered into a new confidentiality and restrictive covenants agreement (the “CRCA”).

The terms of the new Employment Agreement and CRCA are substantially similar to the existing agreements with Mr. Scudder and reflect his additional responsibilities with the Company. The new Employment Agreement and CRCA were approved by the Board of Directors based upon the recommendation of the Board’s Compensation Committee and supersede Mr. Scudder’s existing employment agreement and confidentiality and restrictive covenants agreement with the Company.

The Employment Agreement provides for the continuation of Mr. Scudder’s annual base salary currently in effect, as well as continued participation consistent with Mr. Scudder’s target award levels for 2018 in the Company’s short-term incentive compensation (“STIC”) program, with a target annual cash bonus equal to no less than 85% of his base salary, and the long-term incentive compensation (“LTIC”) program, with a target annual award opportunity equal to no less than 170% of his base salary. The Employment Agreement also provides that Mr. Scudder will be entitled to participate in the Company’s various benefits plans. Mr. Scudder’s compensation will be subject to annual review by the Compensation Committee.

The Employment Agreement also provides that, if Mr. Scudder is involuntarily terminated without cause or resigns for good reason prior to a change in control, he will be entitled to a pro rata STIC bonus for the year of termination based on the greater of target or actual performance and to severance payments equal to two times the sum of his base salary and STIC target bonus, payable over a twenty-four month period. In the event of termination without cause or resignation for good reason in connection with a change in control of the Company, Mr. Scudder will be entitled to a pro rata STIC bonus based on target performance and to a lump sum severance payment equal to three times the sum of his base salary and STIC target bonus. No severance benefits will be payable unless Mr. Scudder reaffirms and complies with his obligations under the CRCA and executes and does not revoke a release of claims.

Under the Employment Agreement, no excise tax gross-up will become payable to Mr. Scudder and his change in control related benefits may be reduced to the extent such reduction eliminates the excise tax and results in greater after-tax benefits for Mr. Scudder. Compensation paid or awarded to Mr. Scudder under the Employment Agreement will be subject to regulatory and compensation recovery (clawback) requirements.

Under the CRCA, Mr. Scudder is subject to confidentiality and non-disclosure commitments relating to the Company’s confidential and proprietary information. In addition, Mr. Scudder has agreed that, while employed and for a period of two years following termination of his employment for any reason, he will comply with certain non-competition and non-solicitation covenants.

The foregoing description of the Employment Agreement and CRCA is a summary and is qualified in its entirety by the complete terms of the Employment Agreement and CRCA, which the Company plans to file as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2018.

Additional information regarding Mr. Scudder’s compensation and the Company’s STIC, LTIC and other plans and programs may be found in the proxy statement for the Company’s 2018 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 11, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MIDWEST BANCORP, INC.

Date:	June 22, 2018	By:	/s/ Nicholas J. Chulos
Nicholas J. Chulos Executive Vice President, General Counsel and Corporate Secretary